Exhibit 5.1

March 27, 2026

BTCS Inc.

303 W. Lancaster Ave #336

Wayne, PA 19087

Attention: Charles Allen

Chief Executive Officer

Re: Registration Statement on Form S-8

Dear Mr. Allen:

You have requested our opinion with respect to certain matters in connection with the filing by BTCS Inc., a Nevada corporation (the “Company”) on the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement covers 24,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which are issued or issuable under the Company’s 2021 Equity Incentive Plan, as amended (the “2021 Plan”) (collectively, the “Shares”).

The Registration Statement also includes a reoffer prospectus, prepared pursuant to General Instruction C to Form S-8, in accordance with the requirements of Part I of Form S-3, to be used by the Company’s directors and executive officers (the “Selling Stockholders”), in connection with reoffers and resales on a continuous or delayed basis of shares of Common Stock that have been issued or are issuable to the Selling Stockholders upon exercise of awards previously granted under the 2021 Plan.

In rendering the opinions expressed herein, we have assumed that, with respect to the 12,500,000 shares of Common Stock issuable upon settlement of awards under the 2021 Plan that are contingent upon shareholder approval (the “Contingent Shares”), the amendment to the 2021 Plan increasing the share reserve will be duly approved by the Company’s shareholders at the 2026 Annual Meeting of Stockholders prior to issuance of any such shares. Our opinion as to the valid issuance of the Contingent Shares is expressly conditioned on the foregoing approvals and effectiveness.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, the Registration Statement, the Company’s Articles of Incorporation, as amended, and bylaws. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

We have also assumed with respect to the shares being registered for reoffers and resales that (i) the Registration Statement and any amendments thereto will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time such shares are offered and sold as contemplated by the Registration Statement, (ii) all such shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable reoffer prospectus and (iii) the resolutions authorizing the Company to issue the Common Stock pursuant to the 2021 Plan will be in full force and effect at all times at which the Common Stock is issued by the Company, that the Company will take no action inconsistent with such authorizing resolutions.

The opinions expressed herein are limited to the Nevada Revised Statutes, as currently in effect, and we express no opinion as to the applicability or the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

Based upon the foregoing, we are of the opinion that (i) the Shares (other than the Contingent Shares) have been duly authorized by the Company and, when issued and delivered by the Company in the manner and in accordance with the terms of the 2021 Plan and the applicable award agreements, will be validly issued, fully paid and non-assessable, and (ii) the Contingent Shares, subject to and upon receipt of the shareholder approvals and effectiveness of charter amendments described in this opinion, will be duly authorized by the Company and, when issued and delivered by the Company in the manner and in accordance with the terms of the 2021 Plan and the applicable award agreements, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-8 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.